SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 31, 2004

NORTECH SYSTEMS INCORPORATED

(Exact name of registrant as specified in charter)

Minnesota

(State or other jurisdiction of incorporation)

0-13257	41-16810894
(Commission file number)	(IRS Employer Identification No.)

1120 Wayzata Boulevard East, Suite 201

Wayzata, MN 55391

(Address of principal executive offices)

(952) 473-4102

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Item 4.01.   Changes in Registrant’s Certifying Accountants.

On August 31, 2004, KPMG LLP (“KPMG”) notified Nortech Systems Incorporated  (“the Company”) that the client-auditor relationship between the Company and KPMG ceased as of that date.  The decision to terminate the relationship was made by KPMG; the Company’s audit committee did not recommend a change in accountants and as a result of KPMG’s resignation has began a search for a new independent auditing firm..

In connection with the audits of the two fiscal years ended December 31, 2003 and 2002, and the subsequent interim period through August 31, 2004, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of  opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2003, and the subsequent interim period through August 31, 2004, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except that on August 13, 2004, KPMG advised the Company’s audit committee that KPMG noted a deficiency related to the Company’s ability to forecast financial results accurately enough to determine expected compliance with debt covenants at future quarter ends.  This deficiency was considered to be a “reportable condition” under the standards established by the American Institute of Certified Public Accountants.  The subject matter of this deficiency was discussed with the Chairman of the Audit Committee and representatives of the Company’s management on August 13, 2004, as were the proposed remedial actions.  The Company believes that it has taken appropriate steps to remedy this deficiency by improving and expanding its monthly forecasting process put into place in the first week of June 2004.  At the August 13, 2004 discussion with the Chairman of the Company’s audit committee and management, KPMG also stated that this deficiency did not in its view constitute a “material weakness” within the meaning of the standards established by the American Institute of Certified Public Accountants.

The Company requested KPMG to furnish the Company with a letter addressed to the Commission stating whether KPMG agrees with the statements made by the Company in response to this item and, if not, stating the respects in which it does not agree.  KPMG’s letter is filed as an exhibit to this Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description

16	Letter dated September 3, 2004, from KPMG to SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 3, 2004

NORTECH SYSTEMS INCORPORATED

By:	/s/ Michael J. Degen
Chief Executive Officer